Exhibit 23

Execution Version

Letter of Undertaking to Seller

Date: 26 August 2015

BRILLIANT CHINA HEALTHCARE INVESTMENT LIMITED
c/o Maples Corporate Services Limited

PO Box 309, Ugland House, Grand Cayman KY1-1104

Cayman Islands

Dear Sirs,

Re: Purchase of SPV Sale Shares

Background

I, the undersigned, am the sole director and the sole registered and beneficial shareholder of Magnum Opus 2 International Holdings Limited (‘MO2’), a company incorporated in the British Virgin Islands with its registered office at Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110. I am (i) also a director of Golden Meditech Holdings Limited (‘GM’), a company incorporated in the Cayman Islands and whose shares are listed on The Stock Exchange of Hong Kong Limited and (ii) deemed to be interested in the shares of GM held by Bio Garden Inc.

Excellent China Healthcare Investment Limited (‘SPV’) is the sole legal and beneficial owner of the 7% senior unsecured convertible notes with an aggregate principal amount of US$65,000,000 (United States Dollars Sixty-Five Million) (‘Notes’) issued by China Cord Blood Corporation, an exempted company with limited liability, incorporated in the Cayman Islands with its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (‘CCBC’).

The Notes are convertible into the ordinary shares of CCBC of par value US$0.0001 per share.

KKR SPV Share Agreement

On the date of this letter, MO2 has entered into a share purchase agreement (‘SPV Share Agreement’) with Brilliant China Healthcare Investment Limited (the ‘Seller’), whereby, among other things, the Seller has agreed to sell, and MO2 has agreed to purchase, one (1) share of the SPV (‘SPV Sale Shares’), representing the entire issued share capital of the SPV, subject to the conditions of the SPV Share Agreement.

Under the SPV Share Agreement, MO2 shall:

(a)                                 pay the purchase price for the SPV Sale Shares in two tranches, the first tranche to be paid on the date of the SPV Share Agreement and the second tranche to be paid on or before 28 October 2015;

(b)                                 make an Additional Payment to the Seller in certain circumstances as provided in Section 4 of the SPV Share Agreement; and

(c)                                  enter into a share charge (‘Share Charge’) with the Seller on the date of the SPV Share Agreement whereby, among other things, the SPV Sale Shares would be charged to the Seller to secure MO2’s performance of its obligations under the SPV Share Agreement, the Share Charge and (if any) other security documents created (or to be created) in accordance with the SPV Share Agreement.

Also on the date of this letter, I have executed and delivered to GM, a letter of undertaking (the ‘Letter of Undertaking to GM’) in relation to the option to be granted to GM to acquire the SPV Sale Shares or the Notes.

Undertakings

I hereby unconditionally and irrevocably undertake to the Seller that:

(a)                                 I shall exercise all of my corporate powers in relation to MO2, and otherwise use my best endeavours, to procure that MO2 shall duly perform its obligations under the SPV Share Agreement, the Share Charge and other security documents (if any) created in accordance with the SPV Share Agreement;

(b)                                 without limiting the foregoing, I shall ensure that MO2 complies with, and shall be jointly and severally responsible as a primary obligor for, the obligations of MO2 set forth in Sections 3.3 and 4 of the SPV Share Agreement; and

(c)                                  I shall comply with my obligations to GM under the Letter of Undertaking to GM.

In this letter, a reference to document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time.

This letter of undertaking shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China (‘Hong Kong’) and I hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong as regards any claim or matter arising under this letter of undertaking.

Signed, sealed and delivered as a deed by	)
KAM Yuen	)	/s/ KAM Yuen

/s/ Leong Kim Chuan
Signature of witness

Name of witness:	Leong Kim Chuan